Exhibit (h)(1)

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

Up to $1,500,000,000 in Shares of Common Stock

FORM OF DEALER MANAGER AGREEMENT

[                    , 2013]

Behringer Securities LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Ladies and Gentlemen:

Pathway Energy Infrastructure Fund, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of $1,500,000,000 in shares of its common stock, $0.01 par value per share (the “Shares” or the “Stock”) to be issued and sold (the “Offering”) (specifically, Class R Common Shares (“Class R Shares”) for an initial offering price of $15.00 per Share to be sold to the public through broker-dealers subject to selling commissions and dealer manager fees; Class RIA Common Shares (“Class RIA Shares”) for an initial offering price of $14.10 per Share to be sold to the public through registered investment advisors (“RIAs”) and broker-dealers that are managing wrap or other fee-based accounts, subject to dealer manager fees but no selling commissions; Class I Common Shares “(Class I Shares”) for an initial offering price of $13.80 per Share to be sold through traditional institutional investment arrangements without selling commissions and dealer manager fees; and shares pursuant to the distribution reinvestment plan (“DRP”) for an initial offering price of $14.25 per share), in each case subject to the Company’s right to allocate Share amounts and classes of Shares as described in the Prospectus (as defined below) and subject to discounts and other price adjustments as described in the Prospectus).  There shall be a minimum initial purchase by any one person of $1,000 of Shares or as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Behringer Securities LP (the “Dealer Manager”).  In connection therewith, the Company hereby agrees with you, the Dealer Manager, as follows:

1.                                      Representations and Warranties of the Company

The Company represents and warrants to the Dealer Manager and each dealer with whom the Dealer Manager has entered into or will enter into a Selected Dealer Agreement (the “Selected Dealer Agreement”) in the form attached to this Dealer Manager Agreement (the “Agreement” or this “Agreement”) as Exhibit A (said dealers being hereinafter called the “Dealers”) that:

1.1                               A registration statement with respect to the Offering has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “1940 Act”) covering the Company and the Shares.  Such registration statement, which includes a preliminary prospectus, was initially filed with the SEC on or about February 26, 2013.  Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer Manager.  The registration statement, as amended, and the prospectus contained therein, as amended or supplemented, on file with the SEC at the effective date of the registration statement (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), and any registration statement filed under Rule 462(b) of the Rules and Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Registration Statement is amended by a post-effective amendment, the term “Registration Statement” shall, from and after the declaration of effectiveness of such post-effective amendment, refer to the Registration

Statement as so amended and the term “Prospectus” shall refer to the Prospectus as amended or supplemented to date, and if the Prospectus filed by the Company pursuant to Rule 497 of the Rules and Regulations shall differ from the Prospectus on file at the time the Registration Statement or any post-effective amendment shall become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to such Rules and Regulations from and after the date on which it shall have been filed with the SEC.  Further, if a separate prospectus is filed and becomes effective with respect solely to the Company’s distribution reinvestment plan (a “DRIP Prospectus”), the term “Prospectus” shall refer to such DRIP Prospectus from and after the declaration of effectiveness of such DRIP Prospectus.  Terms not defined herein shall have the same meaning as in the Prospectus.

1.2                               The Company has been duly and validly organized and formed as a corporation under the laws of the State of Maryland, with the power and authority to conduct its business as described in the Prospectus.

1.3                               On the effective date of the Registration Statement, on the date of the Prospectus and on the date any post-effective amendment to the Registration Statement becomes effective or any amendment or supplement to the Prospectus is filed with the SEC, the Registration Statement and Prospectus, as applicable, complied or will comply in all material respects with the Securities Act, the 1940 Act and the Rules and Regulations and do not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing provisions of this Section 1.3 will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as are primarily within the knowledge of the Dealer Manager or any of the Dealers and are based upon information furnished by or through the Dealer Manager or by any Dealer in writing to the Company specifically for inclusion therein.

1.4                               The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

1.5                               No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act, the 1940 Act or applicable state securities laws, or by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

1.6                               No order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for that purpose are pending, threatened or, to the knowledge of the Company, contemplated by the SEC; and to the knowledge of the Company, no order suspending the offering of the Shares in any jurisdiction has been issued and no proceedings for that purpose have been instituted or threatened or are contemplated.

1.7                               There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, that will have a material adverse effect on the business or property of the Company.

1.8                               The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company do not and will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

1.9                               The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

1.10                        At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Prospectus.

1.11                        The Company is not in violation of its Articles of Incorporation or its Bylaws.

1.12                        The financial statements of the Company filed as part of the Registration Statement and those included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and, if applicable, the results of its operations for the periods indicated; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

1.13                        The Company is registered with the Commission under the 1940 Act as a closed-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the best of its knowledge, threatened by the Commission, and is in compliance in all material respects with the applicable terms and conditions of the Securities Act, the 1940 Act and the Rules and Regulations. No person is serving or acting as an officer or director of, or investment adviser to, the Company except in compliance with the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”). Except as disclosed in the Registration Statement and the Prospectus, no director of the Company is an “interested person” (as defined in the 1940 Act) of the Company or an “affiliated person” (as defined in the 1940 Act) of the Dealer Manager.

1.14                        Each of this Agreement, the Selected Dealer Agreement, the Company’s Articles of Incorporation and its Bylaws, the Investment Advisory Agreement, dated [           ], 2013 (the “Advisory Agreement”), by and between the Company and Pathway Energy Infrastructure Management, LLC (the “Adviser”), as investment adviser thereunder, and the Administration Agreement, dated [          ], 2013, by and between the Company and Prospect Administration LLC, as administrator thereunder, comply in all material respects with all applicable provisions of the Securities Act, the 1940 Act and the Rules and Regulations, and all approvals of such documents required under the 1940 Act by the Company’s stockholders and/or Board of Directors have been obtained and are in full force and effect.

1.15                        The Company has (a) appointed a Chief Compliance Officer and (b) adopted and implemented written policies and procedures which the Board of Directors of the Company has determined are reasonably designed to prevent violations of the federal securities laws in a manner required by and consistent with Rule 38a-1 under the 1940 Act and is in compliance in all material respects with such Rule.

1.16                        The Adviser is duly registered as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Advisory Agreement as an investment adviser to the Company as contemplated by the Registration Statement and the Prospectus,

and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the knowledge of the Adviser, threatened by the SEC.

2.                                      Covenants of the Company

The Company covenants and agrees with the Dealer Manager that:

2.1                               It will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all amendments, supplements and exhibits thereto, as the Dealer Manager may reasonably request.  It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; and (b) any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering (“Authorized Sales Materials”).

2.2                               It will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required.  The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

2.3                               It will: (a) if not effective upon the date hereof, use its commercially reasonable efforts to cause the Registration Statement to become effective; (b) furnish copies of any proposed amendment or supplement of the Registration Statement or Prospectus to the Dealer Manager; (c) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; and (d) if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, it will use its commercially reasonable efforts to obtain the lifting of such order at the earliest possible time.

2.4                               If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental prospectus which will correct such statement or omission.  The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply in all material respects with the requirements of Section 10 of the Securities Act.

2.5                               If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will affect the preparation of an amended or supplemental prospectus which will correct such statement or omission. The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

2.6                               Each of the representations and warranties contained in this Agreement are true and correct and the Company will comply with each covenant and agreement contained in this Agreement.

2.7                               It will be duly qualified to do business as a foreign corporation in each jurisdiction in which it will own or lease property of a nature, or transact business of a type that will make such qualification necessary.

2.8                               It intends to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification of the Company as a regulated investment company.  The Company will elect to be treated as a regulated investment company under the Code at such time as it so qualifies and will direct the investment of the proceeds of the offering of the Shares in such a manner, and will exercise reasonable diligence to operate the business of the Company so as to comply with such requirements.

2.9                               The Company acknowledges and agrees that the Dealer Manager will not be responsible for typical issuer organization and offering costs or expenses which include, but are not limited to, costs and expenses related to (a) the preparation, filing and printing of the Registration Statement, (b) the preparation, printing and delivery of any offering and marketing materials in connection with the offer, sale, issuance and delivery of the Shares, (c) the Company’s counsel, accountants and other advisors, (d) SEC, FINRA and state blue sky offering related filings and comment process correspondence, (e) transfer agent activities, and (f) travel, meals and lodging of representatives of the Company’s adviser, sponsor and the Company.

3.                                      Obligations and Compensation of the Dealer Manager

3.1                               The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of $1,500,000,000 in Shares, subject to the Company’s right to allocate Share amounts and classes of Shares as described in the Prospectus, directly or through Dealers, all of whom shall be members of FINRA, or registered investment advisors who are paid no commission, or as otherwise described in the Prospectus.  The Dealer Manager may also sell Shares for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Prospectus.  The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions.  The Dealer Manager represents to the Company that (a) it is a member of FINRA; (b) it and its employees and representatives have all required licenses and registrations to act under this Agreement; and (c) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, or will require that its Dealers establish and implement such programs, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company. For the avoidance of doubt, any subscription processing services, transfer agent-related services and other similar stockholder services performed by persons associated with the Dealer Manager are performed on behalf of the Company and are governed by the terms of the Advisory Agreement.  The Dealer Manager agrees to be bound by the terms of the escrow agreement executed as of [                                ], 2013 among UMB Bank, N.A., as escrow agent, the Dealer Manager and the Company (the “Escrow Agreement”).

3.2                               Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted.  The Dealer Manager and the Dealers will suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.

3.3                               (a)                                 Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3.3, the Company agrees to pay the Dealer Manager selling commissions in the amount of 6.0% of the selling price of each Class R Share for which a sale is completed from the Shares offered in the Offering.  The

Company will not pay selling commissions for sales of DRP Shares, Class RIA Shares or Class I Shares.  Dealer Manager will reallow all the selling commissions, subject to federal and state securities laws, to the Dealer who sold Class R Shares, as described more fully in the Selected Dealer Agreement. In no event shall the Dealer Manager be entitled to payment of any compensation in connection with the Offering that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable, reasonable and documented expenses actually incurred by the Dealer Manager or person associated with the Dealer Manager shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.  The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers.  Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.

(b)                                 Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3.3, as compensation for acting as the dealer manager, the Company will pay the Dealer Manager, a dealer manager fee in the amount of 2.0% of the selling price of each Class R Share (the “Dealer Manager Fee”) for which a sale is completed from the Class R Shares or Class RIA Shares offered in the Offering.  The Dealer Manager may retain or re-allow all or a portion of the Dealer Manager Fee, subject to federal and state securities laws, to a Dealer who sold Shares, as described more fully in the Selected Dealer Agreement.  No Dealer Manager Fee will be paid in connection with DRP Shares or Class I Shares.

(c)                                  Notwithstanding the foregoing, no commissions, payments or amounts whatsoever will be paid to the Dealer Manager under this Section 3.3 unless or until subscriptions for the purchase of Shares have been accepted by the Company and the gross proceeds of the Shares sold are received by the Company.  The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to the Dealers.  Notwithstanding the above, at its discretion, the Company may act as agent of the Dealer Manager by making direct payment of commissions to such Dealers without incurring any liability therefor.  The Company will not pay selling commissions or a dealer manager fee for shares sold under the DRP as set forth in the “Plan of Distribution” Section of the Prospectus.

3.4                               The Dealer Manager represents and warrants to the Company, each owner, director, officer and employee of the Company and each person that signs the Registration Statement that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.5                               The Dealer Manager shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus (as it may be supplemented or amended from time-to-time) and Authorized Sales Materials.

3.6                               The Dealer Manager and the Dealers shall cause Shares to be offered and sold only in such jurisdictions where the Dealer Manager and the respective Dealer are licensed to do so.  In addition, the Dealer Manager shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company where the offering and sale of its Shares have been authorized by appropriate regulatory authorities and such list of jurisdictions shall be updated by the Company as additional states are added.  No Shares shall be offered or sold for the account of the Company in any other jurisdiction.

3.7                               The Dealer Manager represents and warrants to the Company that it will not represent or imply that the escrow agent, as identified in the Prospectus, has investigated the desirability or advisability of investment in the Company, or has approved, endorsed or passed upon the merits of the Shares or the Company, nor will it use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

3.8                               The Dealer Manager is a limited partnership validly existing under the laws of the State of Texas.

3.9                               No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Dealer Manager of this Agreement, except such as may be required under the Securities Act or applicable state securities laws.

3.10                        There are no actions, suits or proceedings pending, or to the knowledge of the Dealer Manager, threatened against the Dealer Manager at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or  foreign, which could be reasonably expected to have a material adverse effect on the Dealer Manager or the ability of the Dealer Manager to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Prospectus.

3.11                        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under any operating agreement or other similar agreement, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

3.12                        The Dealer Manager has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

4.                                      Indemnification

4.1                               The Company will indemnify and hold harmless the Dealers and the Dealer Manager, their respective officers and directors and each person, if any, who controls such Dealer or Dealer Manager within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities, joint or several, to which such Dealers or Dealer Manager, their respective officers and directors, or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) any Authorized Sales Materials or (iii) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”), or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus or any amendment or supplement to the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Dealer or Dealer Manager, its respective officers and directors and each such controlling person for any legal or other expenses reasonably incurred by such Dealer or Dealer Manager, its respective officers and directors, or such controlling person in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Dealer or Dealer Manager specifically for use with reference to such Dealer or Dealer Manager in the preparation of the Registration Statement or any such post-effective amendment thereof, any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto; and further provided that the Company will not be liable in any such case if it is determined that such Dealer or Dealer Manager was at fault in connection with the loss, claim, damage, liability or action.

4.2                               The Dealer Manager will indemnify and hold harmless the Company and its officers, directors (including any person named in the Registration Statement with his consent to become a director) and each person or firm which has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof, (ii) any Authorized Sales Materials or (iii) in any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus, or in any amendment or supplement to the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereof or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (d) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by the Dealer Manager, or use of “For Broker-Dealer Use Only” materials with members of the public in the offer and sale of the Shares or (e) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules, the USA PATRIOT Act of 2001 and the regulations and programs administered by the Office of Foreign Assets Control (“OFAC”) at the U.S. Department of the Treasury, and will reimburse the aforesaid parties, in connection with investigation or defending such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

4.3                               Each Dealer severally will indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors (including any persons named in any of the Registration Statements with his consent to become a director), each person who has signed the Registration Statement and each person, if any, who controls the Company or the Dealer Manager within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities to which the Company, the Dealer Manager, any such director or officer, or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof, (ii) any Authorized Sales Materials or (iii) in any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus, or in any amendment or supplement to the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (d) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents in violation of Section IX of the Selected Dealer Agreement or otherwise, or (e) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules, the USA PATRIOT Act of 2001 and the regulations and programs administered by the OFAC at the U.S. Department of the Treasury, and will reimburse the Company and the Dealer Manager and any such directors or officers, or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

4.4                               Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify in writing the indemnifying party of the commencement thereof and the omission so to notify the indemnifying party will relieve such indemnifying party from any liability under this Section 4 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.5) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

4.5                               The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions for which indemnification is sought pursuant to this Section 4; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party.  If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

4.6                               The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Dealer, or any person controlling any Dealer or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of the Company or the Dealer Manager, (b) delivery of any Shares and payment therefor, and (c) any termination of this Agreement.  A successor of any Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 4.

4.7                               No party shall be entitled to indemnification under this Section 4 if such indemnification of such party would violate Section 17(i) of the 1940 Act.

5.                                      Survival of Provisions

The respective agreements, representations and warranties of the Company, the Dealer Manager and the Dealers set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (c) the acceptance of any payment for the Shares.

6.                                      Applicable Law; Jurisdiction; Venue

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 6.  Jurisdiction for any cause of action arising under this Agreement shall lie exclusively with courts located in the State of Delaware. Venue for any action brought hereunder shall lie exclusively in Wilmington, Delaware.

7.                                      Counterparts

This Agreement may be executed in any number of counterparts.  Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

8.                                      Successors, Amendment and Waiver

8.1                               This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.  This Agreement shall inure to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof.

8.2                               This Agreement may not be modified or amended except by a formal written instrument (and not by an email or series of emails) signed in blue ink by M. Grier Eliasek as President of the Company or his successor and by the Dealer Manager.  No term or provision of this Agreement may be waived except by a formal written instrument signed (and not by an email or series of emails) by the party against whom such waiver is sought; provided, that in the case of the Company, such waiver must be signed in blue ink by M. Grier Eliasek as President of the Company or his successor.

9.                                      Term

This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed during the term of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (b) by either party on 60 days’ written notice.

In any case, this Agreement shall expire at the close of business on the effective date that the Offering is terminated.  The provisions of Section 4 hereof shall survive such termination.  In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (a) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate account as designated by the Company; and (b) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies.  The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.  The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.  Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all commissions to which the Dealer Manager is or becomes entitled under Section 3 at such time as such commissions become payable.

10.                               Confirmation

The Company hereby agrees and assumes the duty to confirm on its behalf and on behalf of the Dealers who sell the Shares all orders for purchase of Shares accepted by the Company.  To the extent practicable and permitted by law, all such confirmations may be provided electronically.

11.                               Suitability of Investors

The Dealer Manager will offer Shares, and will require in its agreements with the Dealers that the Dealers offer Shares, only to persons who meet the financial qualifications if and to the extent set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the states in which it is advised in writing by the Company that the Shares are qualified for sale or that such qualification is not required.  In offering Shares, the Dealer Manager will, and in its agreements with the Dealers, the Dealer Manager will require that the Dealers will, comply with the provisions of all applicable rules and regulations relating to suitability of investors.  The Dealer Manager shall maintain, or in its agreements with the Dealers shall require the Dealers to maintain, for at least six years, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the DRP).

12.                               Submission of Orders

12.1                        Until the Required Capital has been obtained and released from escrow, those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable as provided in the Escrow Agreement.  Thereafter, those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to “Pathway Energy Infrastructure Fund, Inc.”  The Dealer Manager and any Dealer receiving a check not conforming to the instructions set forth in the Escrow Agreement or as set forth above, as applicable, shall return such check directly to such subscriber not later than noon Eastern Time of the next business day following its receipt.  Checks received by the Dealer Manager or any Dealer which conform to the instructions set forth in the Escrow Agreement or as set forth above, as applicable, shall be transmitted for deposit pursuant to one of the methods described in this Section 12.  The Dealer Manager may authorize certain Dealers which are “$250,000 broker-dealers” to instruct their customers to make their checks for Shares subscribed for payable directly to the Dealer.  In such case, the Dealer will collect the proceeds of the subscribers’ checks and issue a check for the aggregate amount of the subscription proceeds made payable to the order of the escrow agent, or if instructed by the Dealer Manager as provided above, made payable to “Pathway Energy Infrastructure Fund, Inc.”  Checks of rejected subscribers will be promptly returned to such subscribers. Transmittal of received investor funds will be made in accordance with the following procedures.

12.2                        Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by noon Eastern Time of the next business day following receipt by the Dealer to the escrow agent until the Required Capital has been obtained and released from escrow, and thereafter to the Company for deposit with the Company.

12.3                        Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by 5:00 pm Eastern Time of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”).  The Final Review Office will in turn transmit by noon Eastern Time of the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit directly with the escrow agent until the Required Capital has been obtained and released from escrow, and thereafter to the Company.

12.4                        If requested by the Company, the Dealer Manager shall obtain, and shall cause the Dealers to obtain, from subscribers for the Shares, other documentation reasonably deemed by the Company to be required under applicable law or as may be necessary to reflect the policies of the Company.  Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company.

13.                               Treatment Under Texas Margin Tax

Selling commissions and any reallowed dealer manager fee paid to the Dealer Manager by the Company under this Agreement, and then paid by the Dealer Manager to the Dealers, are intended to be and shall be treated as “flow-through funds” as that term is used in Section 171.1011(f) and (g) of the Texas Tax Code and as “sales commissions” as that term is used in Section 171.1011(g)(1) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the amounts of selling commissions and any reallowed dealer manager fees paid by the Dealer Manager to the Dealers as “flow-through funds” for purposes of Section 171.1011(f) and (g) of the Texas Tax Code and “sales commissions” for purposes of Section 171.1011(g)(1).  The references in this paragraph to Sections of the Texas Tax Code include subsequent amendments to such Sections, and subsequent statutes with different designations that contain the same reimbursement requirements.

14.                               Due Diligence

The Company will authorize a collection of information regarding the Offering (the “Due Diligence Information”), which collection the Company may amend and supplement from time to time, to be delivered by the Dealer Manager to the Dealers (or their agents performing due diligence) in connection with their due diligence review of the Offering.  In the event the Dealer Manager or a Dealer (or its agent performing due diligence) reasonably requests access to additional information or otherwise wishes to conduct additional due diligence regarding the Offering, the Company and the Dealer Manager will reasonably cooperate with such Dealer to accommodate such request; provided, however, any additionally provided information will be subject to the terms of a confidentiality agreement executed by the Dealer Manager and the Dealer.

15.                               Notices

15.1                        Subject to Section 15.3 below, all notices and other communications provided for herein shall be in writing and shall be delivered by two of the following methods: by hand, by overnight courier service, by certified or registered mail, by telefacsimile or by email (in portable document format (“pdf”) or tagged image file format (“TIFF”)) as follows:

If to the Company:	Pathway Energy Infrastructure Fund, Inc.
10 E. 40th Street, 44th Floor
New York, New York 10016
Facsimile: (212) 448-9652
	Attention:	John F. Barry III
M. Grier Eliasek
John Kneisley
Frank V. Saracino
Daria Becker
Legal Department
	Email:	fax@prospectstreet.com
jbarry@prospectstreet.com
grier@prospectstreet.com
jkneisley@prospectstreet.com
fsaracino@prospectstreet.com
daria@prospectstreet.com
pa@prospectstreet.com
pl@prospectstreet.com

If to the Dealer Manager:		Behringer Securities LP
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Facsimile: (214) 655-1610
Attention: Chief Executive Officer
	Email:	fmuller@behrignersecurities.com
seigenbrodt@behringerharvard.com

15.2                        Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to all of the other parties hereto in accordance with Section 15.1.

15.3                        All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon the earlier of actual delivery and the third business day after the date deposited in the U.S. mail with postage prepaid and properly addressed, (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number and (iv) in the case of notices and other communications delivered by email, upon receipt by the sender of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, a return email or other written acknowledgement), provided, that no notice or communication shall be effective until twenty-four (24) hours following the time such notice is deemed to be given pursuant to clauses (i) through (iv) above, as applicable, provided, further, that if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a business day for such recipient, such notice or other communication shall be deemed given on the next succeeding business day for such recipient.

16.                               Severability

All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.  Should any part of this Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction.  In lieu of such invalid or unenforceable provision, the parties hereto will negotiate in good faith to add automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

17.                               No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

18.                               Assignment

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us effective as of the date first above written.

Very truly yours,

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

By:
M. Grier Eliasek
Chief Executive Officer and President

Accepted and agreed effective as of

the date first above written.

BEHRINGER SECURITIES LP

By:

Robert F. Muller, Jr.,

Chief Executive Officer

EXHIBIT A

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

Up to $1,500,000,000 in Shares of Common Stock

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Behringer Securities LP, as the dealer manager (the “Dealer Manager”) for Pathway Energy Infrastructure Fund, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock of the Company (“Shares”) subject to the following terms:

I.                                        Dealer Manager Agreement

The Dealer Manager has entered into an agreement with the Company called the Dealer Manager Agreement dated [                       , 2013], attached hereto as Exhibit A (the “Dealer Manager Agreement”). The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and capitalized terms not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement.  By your acceptance of this Selected Dealer Agreement (the “Agreement” or this “Agreement”), you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement.

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus.  Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).

II.                                   Submission of Orders

Until the Required Capital (as defined in the Escrow Agreement) has been obtained and released from escrow, those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to UMB Bank, N.A. (the “Escrow Agent”) as provided in the Escrow Agreement.  Thereafter, those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to “Pathway Energy Infrastructure Fund, Inc.”  Any Dealer receiving a check not conforming to the instructions set forth in the Escrow Agreement or as set forth above, as applicable, shall return such check directly to such subscriber not later than the end of the next business day following its receipt.  Checks received by the Dealer which conform to the instructions set forth in the Escrow Agreement or as set forth above, as applicable, shall be transmitted for deposit pursuant to one of the methods in this Article II.  The Dealer Manager may authorize the Dealer if the Dealer is a “$250,000 broker-dealer” to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check for the aggregate amount of the subscription proceeds made payable to the order of the escrow agent, or if the Required Capital has been obtained and released from escrow, made payable to “Pathway Energy Infrastructure Fund, Inc.”  Checks of rejected subscribers will be promptly returned to such subscribers.  Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by noon Eastern Time of the next business day following receipt by the Dealer to the escrow agent until the Required Capital has been obtained and released from escrow, and thereafter to the Company for deposit directly with the Company.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by noon Eastern Time of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”).  The Final Review Office will in turn transmit by 5:00 pm Eastern Time of the next business day following receipt at a different location by the Final Review Office such checks to the escrow agent until the Required Capital has been obtained and released from escrow, and thereafter to the Company for deposit directly with the Company.

If requested by the Company or the Dealer Manager, the Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company or the Dealer Manager to be required under applicable law or as may be necessary to reflect the policies of the Company or the Dealer Manager.  Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company or the Dealer Manager.

III.                              Pricing

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Shares are to be issued and sold in the Offering for an aggregate purchase price of $1,500,00,000 (specifically, Class R Shares for an initial offering price of $15.00 per Share to be sold to the public through broker-dealers subject to selling commissions and dealer manager fees; Class RIA Shares for an initial offering price of $14.10 per Share to be sold to the public through RIAs and broker-dealers that are managing wrap or other fee-based accounts, subject to dealer manager fees but no selling commissions; Class I Shares for an initial offering price of $13.80 per Share to be sold through traditional institutional investment arrangements without selling commissions and dealer manager fees; and shares pursuant to the DRP for an initial offering price of $14.25 per share, in each case subject to the Company’s right to allocate Share amounts and classes of Shares as described in the Prospectus and subject to discounts and other price adjustments as described in the Prospectus).  Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, a minimum initial purchase by any one person is $1,000 of Shares.  Except as otherwise indicated in the Prospectus, additional investments may be made in cash in minimal increments of at least $500 in Shares.  The Shares are nonassessable.  The Dealer hereby agrees to place any order for the full purchase price.

IV.                               Representations and Warranties of Dealer

Dealer represents and warrants to the Company and the Dealer Manager and agrees that:

(a)                                 Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for such potential investor upon the basis of the information known to Dealer or disclosed by such potential investor as to his other security holdings and as to his financial situation and needs.  Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or Dealer Manager promptly upon request.

(b)                                 Dealer shall deliver to each prospective investor, prior to any submission by such prospective investor, a written offer to buy any Shares, a copy of the Prospectus.

(c)                                  Dealer will not deliver to any offeree any written documents pertaining to the Company or the Shares, other than the Prospectus, and any other materials specifically designated for distribution to prospective investors that are supplied to Dealer by the Company or its affiliates.  Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

(d)                                 Dealer will make reasonable inquiry to determine whether a prospective investor is acquiring Shares for his own account or on behalf of other persons and not for the purpose of resale or other distribution thereof.

(e)                                  Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Shares other than those contained in the Prospectus and any Authorized Sales Materials.

(f)                                   Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Prospectus regulating the terms and manner of the Offering.

(g)                                  In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, as well as the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable, to the best of its knowledge, after due inquiry and investigation and to the extent within its direct control.

(h)                                 Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Shares.

(i)                                     Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in conflict with, the conditions and requirements of the Securities Act, the Exchange Act, the 1940 Act, or applicable state securities or blue sky laws.

(j)                                    Dealer will use reasonable efforts to ensure that all investors who are acquiring Shares have and will satisfy all conditions described in the Prospectus and the Subscription Agreement.

(k)                                 Each of the representations and warranties made by each prospective investor to the Company under the Subscription Agreement, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Shares by such investor.

V.                                    Dealers’ Commissions

(a)                                 Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section V, the Dealer Manager agrees to pay the Dealer selling commissions in the amount of 6.0% of the selling price of each Class R Share for which a sale is completed from the Shares offered in the Offering.  Dealer Manager will not pay selling commissions for sales of DRP Shares, Class RIA Shares or Class I Shares.  Dealer Manager will reallow all the selling commissions, subject to federal and state securities laws, to the Dealer who sold Class R Shares, as described more fully in this Agreement.  The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers.  Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.

(b)                                 Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section V, as compensation for acting as the dealer manager, the Company will pay the Dealer Manager, a dealer manager fee in the amount of 2.0% of the selling price of each Class R Share (the “Dealer Manager Fee”) for which a sale is completed from the Class R or Class RIA Shares offered in the Offering.  The Dealer Manager may retain or re-allow all or a portion of the Dealer Manager Fee, subject to federal and state securities laws, to a Dealer who sold Shares, as described more fully in the Prospectus.  No Dealer Manager Fee will be paid in connection with DRP Shares or Class I Shares.

(c)                                  Notwithstanding the foregoing, no commissions, payments or amounts whatsoever will be paid to the Dealer under this Section V unless and until subscriptions for the purchase of Shares have been accepted by the Company and the gross proceeds of the Shares sold are received by the Company.  The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to the Dealers.  Notwithstanding the above, at its discretion, the Company may act as agent of the Dealer Manager by making direct payment of commissions to such Dealers without incurring any liability therefor.  The Company will not pay selling commissions or a dealer manager fee for shares sold under the DRP as set forth in the “Plan of Distribution” section of the Prospectus.  For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction.  The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.  The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith.

The Dealer acknowledges and agrees that no commissions, payments or amounts whatsoever will be paid to the Dealer unless or until the gross proceeds of the Shares sold are disbursed to the Company pursuant to paragraph 2(b) of the Escrow Agreement.  Until the Required Capital is obtained, investments will be held in escrow and, if the Required Capital is not obtained, such investments will be returned to the investors in accordance with the Prospectus.  In the event that a subscription is revoked or rescinded, the Dealer shall be obligated to return to the Dealer Manager any commissions or reallowed dealer manager fee previously paid to the Dealer in connection with such subscription.

The parties hereby agree that the foregoing commission and dealer manager fee reallowance as set forth in the “Plan of Distribution” section of the Prospectus is not and will not be in excess of the usual and customary distributors’ or sellers’ arrangements received in the sale of securities similar to the Shares, that the Dealer’s interest in the offering is limited to such commission and, as applicable, reallowed dealer manager fee, from the Dealer Manager and the Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission or, if applicable, reallowed dealer manager fee, to the Dealer.

VI.                               Applicability of Indemnification Clauses

Each of the Dealer and Dealer Manager hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Dealer Manager Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in such Dealer Manager Agreement, including specifically the provisions of Section 4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Agreement and the Dealer Manager Agreement.

VII.                          Payment

Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.  The Dealer acknowledges and agrees that selling commissions, and, to the extent applicable, dealer manager fee reallowances or other payments to the Dealer will be made solely via Automated Clearing House (ACH) transfer to the account listed on the signature page to this Agreement.

VIII.                     Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason.  Orders not accompanied by a Subscription Agreement and signature page and the required check in payment for the Shares may be rejected.  Issuance and delivery of the Shares will be made only after actual receipt of payment therefor.  If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice.  In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to Dealer.

IX.                              Prospectus and Supplemental Information; Teleconferences and Seminars

The Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and supplemental information.  The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any supplemental information, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor.  The Dealer Manager may rely upon the Dealer to only request reasonable quantities of such materials.  The Dealer will only request reasonable quantities of such materials, will be responsible for correctly placing orders of such materials, and will reimburse the Dealer Manager for any costs incurred in connection with unreasonable or mistaken orders of such materials.  The Dealer agrees that it will not send or give any supplemental information to that investor unless it has previously sent or given a Prospectus and all supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all supplements thereto and any amended Prospectus with such supplemental information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public.  The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. The Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.  Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in connection with transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.  On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.  Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that the Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case the Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

The Dealer is not authorized or permitted to, and agrees that it shall not, access any information made available on the Dealer Manager’s website or otherwise made available, attend any teleconferences or seminars, or participate in any other manner in any informational or promotional events or activities relating to any offering for which the Dealer Manager acts as dealer manager, except for the Offering and any other offering for which the Dealer has entered into a selling agreement with the Dealer Manager that remains in full force and effect.

X.                                   License and Association Membership

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA.  Dealer agrees to notify the Dealer Manager immediately in writing and this Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended.  Dealer hereby agrees to abide by all applicable FINRA rules.

Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Agreement, and that it is a member in good standing of FINRA. The Dealer Manager agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable NASD Conduct Rules under FINRA and other applicable FINRA rules.

XI.                              Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable NASD Conduct Rules under FINRA and other applicable FINRA rules, SEC Rules and Section 352 of the Money Laundering Abatement Act (collectively, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.  In addition, the Dealer represents that it has established and implemented a program (“OFAC Program”) for compliance with Executive Order 13224 and all regulations and programs administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) and will continue to maintain its OFAC Program during the term of this Agreement. Dealer hereby agrees to furnish, upon request, a copy of its AML Program and OFAC Program to the Dealer Manager for review and to promptly notify the Dealer Manager of any material changes to its AML Program and/or OFAC Program.  The Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act.

XII.                         Limitation of Offer

The Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the DRP) only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the

Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.  In offering Shares, the Dealer will comply with the provisions of the applicable FINRA rules and the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following:  (1) applicable provisions of the Prospectus; (2) the laws of the jurisdiction of which such investor is a resident; or (3) NASD Conduct Rules set forth in the FINRA Manual and other applicable FINRA rules.  Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to Dealer, or person associated with Dealer, that: (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (C) the investor has an apparent understanding of the fundamental risks of an investment in Shares, the lack of liquidity of the Shares, the background and qualifications of the adviser to the Company and their affiliates, and the tax consequences of an investment in the Shares; and (D) an investment in Shares is otherwise suitable for such investor.  Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established.  Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (i) the Dealer Manager and the Company upon request, and (ii) to representatives of the SEC, FINRA and applicable state securities administrators upon Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency or organization. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.

XIII.                    Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act.  Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

XIV.                     Termination; Survival

This Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Agreement by the Dealer Manager; provided, however, that in the event of the execution of this Agreement prior to the time that the Registration Statement becomes effective with the SEC, this Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement.

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager.  Any party may terminate this Agreement by written notice.  Such termination shall be effective 48 hours after the mailing of such notice.  This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.  Prior to any termination of this Agreement by the Dealer, the Dealer shall in good faith attempt to negotiate an acceptable amendment to this Agreement to govern the relationship going forward.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after he has received such notice.

The respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections IV, VI, VII, VIII, XI and XII through XV of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

Dealer acknowledges and understands that subsequent to any termination of this Agreement, Dealer’s customers that are Company stockholders and their financial advisors, will continue to receive periodic communications from the Company or the Dealer Manager related to the Customer’s investment in the Company and their shares in the Company.

XV.                          Privacy Laws

The Dealer Manager and the Dealer (each referred to individually in this section as “party”) agree as follows:

(a)                                 Each party agrees to abide by and comply in all respects with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and applicable regulations promulgated thereunder, (ii) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”), and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;

(b)                                 Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except to service providers (when necessary and as permitted under the GLB Act) or as otherwise required by applicable law;

(c)                                  Except as expressly permitted under the FCRA, each party shall not disclose any information that would be considered a “consumer report” under the FCRA; and

(d)                                 The Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party expects to use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party must first consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVI.                     Notice

Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transfer. Notice deposited in the United States mail shall be deemed given when mailed.  Notice given in any other manner shall be effective when received at the address of the addressee.  For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Dealer Manager:	Behringer Securities LP
Attention: Chief Executive Officer
15601 Dallas Parkway, Suite 600,
Addison, Texas 75001
Fax: (214) 655-1610

To Dealer:	Address Specified By Dealer on Dealer Signature Page

XVII.                Attorneys’ Fees, Applicable Law, Jurisdiction and Venue

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees.  This Agreement shall be construed under the laws of the State of Delaware and shall take effect when signed by the Dealer and countersigned by the Dealer Manager.  Jurisdiction for any cause of action arising under this Agreement shall lie exclusively with courts located in the State of Delaware. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Wilmington, Delaware.

XVIII.           Treatment Under Texas Margin Tax

The selling commission and any reallowed dealer manager fee payable to the Dealer by the Dealer Manager are intended to be and shall be treated as “flow-through funds” as that term is used in Section 171.1011(f) and (g) of the Texas Tax Code and as “sales commissions” as that term is used in Section 171.1011(g)(1) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the selling commission and any reallowed dealer manager fee as “flow-through funds” for purposes of Section 171.1011(f) and (g) of the Texas Tax Code and “sales commissions” for purposes of Section 171.1011(g)(1).  The references in this paragraph to Sections of the Texas Tax Code include subsequent amendments to such Sections, and subsequent statutes with different designations that contain the same reimbursement requirements.

XIX.                    Due Diligence

Pursuant to the Dealer Manager Agreement, the Company will authorize a collection of information regarding the Offering (the “Due Diligence Information”), which collection the Company may amend and supplement from time to time, to be delivered by the Dealer Manager to the Dealer (or their agents performing due diligence) in connection with its due diligence review of the Offering.  In the event the Dealer (or its agent performing due diligence) reasonably requests access to additional information or otherwise wishes to conduct additional due diligence regarding the Offering, the Company and the Dealer Manager will reasonably cooperate with the Dealer to accommodate such request; provided, however, that the Due Diligence Information, together with any additionally provided information, will be subject to the terms of a separate confidentiality agreement.

Dealer Manager and Dealer agree that ongoing due diligence activities may continue with respect to the Offering and other offerings sponsored by Behringer Harvard Holdings, LLC that are not affected hereby; and active wholesaling by registered representatives of the Dealer Manager to registered representatives of the Dealer will cease with respect to the Offering and may continue with respect to other offerings sponsored by Behringer Harvard Holdings, LLC that are not affected hereby.

XX.                         Electronic Delivery of Information; Electronic Processing of Subscriptions

Pursuant to the Dealer Manager Agreement, the Company has agreed and assumed the duty to confirm on its behalf and on behalf of dealers or brokers who sell the Shares all orders for purchase of Shares accepted by the Company.  In addition, the Company, the Dealer Manager and/or third parties engaged by the Company or the Dealer Manager may, from time to time, provide to the Dealer copies of stockholder letters, annual reports and other communications provided to Company stockholders.  The Dealer agrees that, to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided to or from the Company, the Dealer Manager, the Dealer and/or their agents or customers shall be provided electronically.  To the extent that the Dealer desires physical copies of such materials to be provided, it may request physical copies to be provided from the Company, the Dealer Manager and/or such third parties; provided, however, that the Company, the Dealer Manager and such third parties shall determine the processes and service providers needed to produce such copies and the Dealer shall be required to pay the resulting costs and expenses of the production of such copies.  Such costs and expenses may be deducted from selling commissions, reallowances or other payments to the Dealer pursuant to this Agreement.

With respect to Shares held through custodial accounts, the Dealer agrees and acknowledges that to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided from the Company, the Dealer Manager and/or their agents to Company stockholders may be provided solely to the custodian that is the registered owner of the Shares, rather than to the beneficial owners of the Shares.  In such case it shall be the responsibility of the custodian to distribute the information to the beneficial owners of Shares.

The Dealer agrees and acknowledges that the Dealer Manager may use an electronic platform to process subscriptions, including but not limited to the Depository Trust Company (DTC) model.  The Dealer agrees to cooperate with the processing of subscriptions through such an electronic platform.

XXI.                    Severability

All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.  Should any part of this Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction.  In lieu of such invalid or unenforceable provision, the parties hereto will negotiate in good faith to add automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

XXII.               No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXIII.          Assignment

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIV.           Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual who has signed this Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER:

BEHRINGER SECURITIES LP

`	By:
Robert F. Muller, Jr.,
Chief Executive Officer

The Dealer has read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth.  The Dealer hereby represents that the list below of jurisdictions in which it is registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and the Dealer agrees to advise the Dealer Manager of any change in such list during the term of this Agreement.

1.  Identity of Dealer:

Name:

Type of entity:
(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:

2. Person to receive notice pursuant to Section XVI:

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:

Facsimile No.:

3. Account to which payments to Dealer will be made via Automated Clearing House (ACH) transfer:

Name of Financial Institution:

Name of Account Holder:

Routing Number:

Account Number:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title: